SYSTEMS APPLICATION/DISTRIBUTOR/MANUFACTURE AGREEMENT

THIS SYSTEMS APPLICATION DISTRIBUTOR/MANUFACTURE AGREEMENT (“Agreement”) is entered into as of February 14, 2016 (the “Effective Date”) by and between:

Cyclone Power Technologies, Inc., a Florida Corporation, having its offices located at 601 NE 26th Court, Pompano Beach, Florida 33064 (“Cyclone”).

and

3R Denmark., a corporation formed in Denmark, having its offices located CVR, Nr.: 37147494 Sallerup Gade 25, 4750 Lundby, Denmark (“3R’).

RECITALS

WHEREAS, Cyclone has developed and patented a heat-regenerative external combustion engine system called the Schoell Cycle Engine, which it has full rights and authority to grant Distributor Agreement for applications that include wood/biomass fuel furnace integration for combined heat and power (as that term is defined below); and

WHEREAS, 3R is a systems integrator and manufacturer for wood/biomass fuel furnace integration for combined heat and power (the “Equipment”, as further defined below), and 3R wishes to obtain a Systems Application Agreement for the Cyclone engine technology to use with and in its Equipment and to manufacture the Cyclone Engine for their use only subject to the terms and conditions set forth more fully in this Agreement; and

WHEREAS, this Agreement contains: I Specific Terms, and II Standard Terms and Conditions, which together comprise the full agreement of the parties hereto.

NOW THEREFORE, for good and valuable consideration, and subject to the terms, conditions, representations and warranties contained more fully herein, the parties agree as follows:

I. SPECIFIC DISTRIBUTOR AGREEMENT TERMS

Technology:	Cyclone’s heat regenerative, Schoell-cycle external combustion engine system (the “Cyclone Engine”). “Technology” is further defined in Section 1 of the Standard Terms and Conditions.

Distributor & Manufacturer Agreement Products:	Cyclone Heat Regenerative Schoell Cycle Engines (the “Engine”)

Application:

3R may use the Engine specifically for the Equipment, which shall be defined as wood/biomass fuel furnace for combined heat and power and manufacture the engine for this purpose only for sales and usage in China and Africa. Sales and usage outside China and Africa, the Cyclone engine has to be purchased from Cyclone until the China manufacturing facility can demonstrate quality control for a period of 16 consecutive months and coinciding with the longevity of maintenance in the field of the product.

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Exclusivity:	Cyclone grants exclusive rights to 3R for the Engine, and its designs and specifications, for the specific Application of the Equipment (as set forth above) for a period of ten years as long as minimums are met and non- exclusive thereafter. The start of the first year will commence upon the delivery to 3R of the first Mark 3 Beta Engine for integration with 3R Technology Equipment.

Intellectual Property:	Cyclone and 3R will honor each other’s patents and confidentiality. 3R will post Cyclone’s patent numbers on all products it produces with the Engine. Each party agrees not to engage in any activity or business that will be in competition with the other if such activity would violate any confidentiality, exclusivity or patent rights of the other party. Additional IP representations are included in the Standard Terms of this Distributor Agreement.

Territory:	Worldwide for Systems, Africa and China for engines manufactured in China.

Distributor Agreement Term:	10 years exclusive as long as minimums are met, non-exclusive thereafter, to be renewed every 10 years.

Royalty Fees:	3R shall pay to Cyclone a Royalty fee on each engine 3 R or its partners Manufacture. The Royalty will be $125 USD for Mark 3 (25 HP constant duty cycle), and $500 USD for Mark 7 (300 HP constant duty cycle). The Royalty due will increase annually with the % of inflation for the United States.

Minimums:	For 2017 and 2018 then in July of 2018 we will negotiate new minimums. 200 annual minimum units for Mark 3 in year 2017. 200 annual minimum units for Mark 3, 100 annual minimum for Mark 7, in year 2017.

Distributor Fees:	3R shall pay $80,000 for rights. $25,000 has already been received $5,000 while signing this agreement, and $50,000 when Mark 3 is integrated in 3R boiler system which proof of business is done. This can take no longer than 90 days from day of delivery in Denmark. If final business is not successful then the Mark 3 engine is to be returned to Cyclone.

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Development Fees:	3R will pay for the rights and the delivery of any Cyclone Engine outside of the Mark 3. Each Engine (“Development Fee”) will be negotiated in a separate agreement. All Development Fees once paid to Cyclone are non- refundable. The Development Fees shall be based as follows:

-	Upon signing of the Development Agreement.

-	Upon completion of drawings.

-	Upon the assembly of the engine and prior to shipment.

-	Upon successful testing of the beta Engine by 3R, to be no longer than 1 month from date of delivery to 3 R.

Beta Engine:	Cyclone shall deliver to 3R one (1) Mark 3 Engine (the “Delivery”). This Engine shall be pre-production prototypes, tested at Cyclone to run at stated horse power standards set forth in a Specifications Sheet attached to this Agreement. Terms of acceptance testing and proof of concept integration of the Engine shall also be set forth on the attached Specifications Sheet.

Sales Price:	Cyclone will manufacture Engines for 3R, and ship such Engines to 3R for sales outside of China and Africa. The price to be paid for each Engine shall be determined between Cyclone and 3R based on volume and other factors. No royalties are paid on these engines.

Cyclone Contacts:

Technology:	Harry Schoell, CEO, Tel: 954-943-8721, Harry@cyclonepower.com

Operational/ Legal:	Frankie Fruge, Tel: 954-943-8721, Frankie@cyclonepower.com

3R Contacts:

Technology: Jan Lange, JL@trer.dk, 45 5373 6482

Operational/Legal: Thor Arendal, ta@trer.dk 45 5373 6480

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STANDARD TERMS AND CONDITIONS

1. Grant of Distributor

1.1 Cyclone grants to Distributor an Agreement to use the Cyclone Technology solely for use by the Distributor in the specific Equipment Applications and in the Territory set forth in the Specific Agreement Terms (the “Agreement”). 3R may not manufacture or have manufactured the Cyclone Products for uses other than its identified Applications, and may not sell the Cyclone Products separately from its Application systems, except as specifically set forth in the Distributorship section of the Specific Terms of this Agreement.

1.2 This Agreement may not be transferred or Sub-Distributor Agreement to a third party by 3 R without the prior written consent of Cyclone, which consent may not be unreasonably delayed or withheld. If 3R transfers or Sub-Distributor Agreements its interests within this Agreement to a third party, then such third party will be bound to the requirements and provisions of this Agreement to the same degree as 3R. This Agreement to use the Cyclone Technology will automatically expire upon termination of this Agreement.

1.3 The definition of “Technology” in the Specific Distributor Agreement Terms shall be further defined to mean: Cyclone’s proprietary technology related to its heat regenerative, external combustion engine and shall include any information, inventions, innovations, discoveries, improvements, ideas, know-how, show-how, developments, methods, designs, reports, charts, drawings, diagrams, analyses, concepts, technology, records, brochures, instructions, manuals, programs, expertise, inventions whether or not reduced to practice or the subject of a patent application, test-protocols, test results, descriptions, parts lists, bills of materials, documentation whether in written or electronic format, prototypes, molds, models, assemblies, and any similar intellectual property and information, whether or not protected or protectable by patent or copyright, any related research and development information, inventions, trade secrets, and technical data in the possession of Cyclone that is useful or is needed in the assembly or manufacture of the Distributor Agreement Products and that the Cyclone has the right to provide to 3R and has so provided to 3R. This includes without limitation, U.S. Patent #7,080,512, entitled Heat Regenerative Engine, other patents issued and/or pending US and foreign, all patents that may be issued under this patent application and their divisions, continuations, continuation-in-parts, reissues, reexaminations, inventor’s certificates, utility models, patents of addition, extensions, as well as certain research and development information, inventions, know-how, and technical data that relate to and/or are disclosed in said patent application, and any other patent applications, patents divisions, continuations, continuation-in-parts, reissues, reexaminations, inventor’s certificates, utility models, patents of addition, extensions that may issue or be filed that relate to said Distributor Agreement Product and/or said patent application.

1.3 The Term of this Distributor Agreement is set forth in the Specific Terms, and will take effect on the Effective Date and will continue in force and effect unless at least 90 days prior to the expiration of the initial or any renewal/additional term, as the case may be, either party gives written notice to the other party hereto that such renewal is not to occur. If such notice is given, this Agreement will terminate at the end of the then current term and all rights and Distributor Agreements under this Agreement will revert to Cyclone at the end of the current term.

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2. Fees and Sales Price

2.1 3R will pay to Cyclone the Distributor Fees as set forth in the Specific Terms.

2.2 3R will pay to Cyclone the Sales Price at the rate and on the schedules specified in the Specific Distributor Agreement Terms, or any addendums or amendments, or any applicable Purchase Order and Invoice. Payment shall be made as invoiced. All Sales payments shall be paid in immediately available U.S. funds. This only applies to Engines as identified in the Specific Terms.

2.3 3R will pay to Cyclone the Royalty Fees as set forth in the Specific Terms.

3. Reports and Audit.

3.1 3R will provide Cyclone with a written report on a quarterly basis detailing the finished units of Products it has sold in the previous three-month period, including quantity, model type and customer name, address, and country where sold. These engines will be identified by a pre- established unique series of engine numbers in addition to the patent numbers. These reports are necessary for Cyclone to monitor Distributor sales performance for purposes of establishing quotas in the later years of this Agreement, in addition to international patent and IP protection purposes.

4. Representations and Warranties.

4.1 Cyclone represents and warrants to 3R that Cyclone is the owner of the Systems Application Distributor Agreement Technology, and that Cyclone has the right to grant the Systems Application Distributor Agreement to 3R hereunder.

4.2 Cyclone represents and warrants that Cyclone is not involved in any suits, litigation or other claims contesting the validity or ownership of any of the Systems Application Distributor Agreement Technology, the Patents or Patent applications, and knows of no such claims at this time pending or anticipated.

4.3 EXCEPT AS SET FORTH IN SECTION 8, BELOW, THIS SECTION IS CYCLONE’S ONLY WARRANTIES CONCERNING THE SYSTEMS APPLICAITON DISTRIBUTOR AGREEMENT PRODUCTS, DISTRIBUTOR AGREEMENT TECHNOLOGY AND PATENTS, AND IS MADE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED.

4.4 3R and Cyclone each represent and warrant to the other that it has full power and authority to enter into this Agreement.

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4.5 3R and Cyclone each represent and warrant to the other that neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated herein, will constitute a violation or breach of the warranting party’s constituent documents or violate, conflict with, result in any breach of any material provisions of or constitute a default under any other contract or commitment made by it, any law, rule or regulation, or any order, judgment or decree, applicable to or involving it.

4.6 3R and Cyclone each represent, covenant and agree to the other that it will comply with all applicable international, federal, state and local laws, regulations or other requirements, and agrees to indemnify the other party against any liability arising from its violation of or noncompliance with laws or regulations while using the Systems Application Distributor Agreement Technology.

4.7 3R and Cyclone each represent and warrant to the other that no order, consent, filings or other authorization or approval of or with any court, public board or governmental body is required for the execution, delivery and performance of this Agreement by it.

4.8 3R represents to Cyclone that neither it nor its affiliated companies are currently or previously involved in any litigation or threatened litigation concerning patent infringement, unauthorized use of intellectual property, breach of a Systems Application Distributor Agreement, or other similar claims.

4.9 3R represents to Cyclone that no events specific to 3R have occurred, or to its knowledge are pending, that have impaired or may impair materially the financial condition or viability of the 3R, or otherwise make the performance of its financial and operational duties hereunder impossible or impractical.

5. Identification of Infringers

5.1 3R will, without delay, inform Cyclone of any known infringement, unauthorized use, misappropriation, ownership claim, threatened infringement or other such claim (collectively, an “Infringement”) by a third party with respect to the Systems Application Distributor Agreement Products, and/or the Systems Application Distributor Agreement Technology, and will provide Cyclone with any evidence available to 3R of such Infringement. 3R acknowledges and agrees that Cyclone, in its sole and absolute discretion, will decide what action should be taken with respect to any such disclosed Infringement, whether or not litigation should be pursued against an alleged infringer, the jurisdiction in which any such litigation should be pursued, whether or not litigation should be settled or pursued to final resolution against an alleged infringer, and the terms of settlement. 3R agrees that it shall be responsible to contribute to the costs of all enforcement to protect the Patented Systems Application Distributor Agreement Technology if the claimed infringement involves products similar or competitive to the 3R’s wood/biomass CHP products. In such case, 3R shall contribute to all expenses incurred in any action that Cyclone decides should be taken to protect the Systems Application Distributor Agreement Technology from Infringement or to defend any claim against Cyclone or the Systems Application Distributor Agreement Technology for Infringement relating (“Infringement Action”), including all attorney, paralegal, accountant or other professional fees from the notice of such Action through all trial and appellate levels. Contribution by 3R shall not exceed twenty five percent (25%) of Distributor Fees paid or due under this Agreement. The parties shall cooperate with each other and provide all advice and assistance reasonably requested by each other in pursuit of such Infringement matters.

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5.1.1 Cyclone will, without delay, inform 3R of any known infringement, unauthorized use, misappropriation, ownership claim, threatened infringement or other such claim by a third party with respect to the 3R Products, and/or Patented Technology, and will provide 3R with any evidence available to Cyclone of such Infringement.

5.2 Each party will execute all necessary and proper documents, take such actions as is reasonably necessary to allow the other party to institute and prosecute such infringement actions and will otherwise use its commercially reasonable efforts to cooperate in the institution and prosecution of such actions. Each party prosecuting any such infringement actions will keep the other party reasonably informed as to the status of such actions. Any award paid by third parties as a result of such an Infringement action (whether by way of settlement or otherwise) will be applied first to reimburse the parties for all costs and expenses incurred by the parties with respect to such action on a pro rata basis in relation to the amount of costs and expenses so incurred by such party and, if after such reimbursement any funds will remain from such award, the parties will allocate such remaining funds between themselves in the same proportion as they have agreed in writing to bear the expenses of instituting and maintaining such action.

6. Improvements

6.1 3R will timely inform Cyclone, in writing, of any improvements, changes, advances and/or modifications to the Systems Application Distributor Agreement Products or Systems Application Distributor Agreement Technology (hereinafter “3R’s Improvements”), and the purpose(s) therefor, made by 3R. Any and all such improvements, changes, advances and/or modifications to the Distributor Agreement Products or Distributor Agreement Technology made by 3R (“3R Improvements”) shall become the property of Cyclone and 3R hereby assigns all of its right, title and interest in and to such 3R Improvements to Cyclone regardless if developed or invented by 3R or Cyclone or any of their employees or affiliates. Further, Cyclone will own the entire right, title and interest in any and all patent applications resulting from or relating to any and all improvements and/or modifications to the Systems Application Distributor Agreement Products or the Systems Application Distributor Agreement Technology, whether filed in the United States or countries other than the United States, related to said improvements and/or modifications; and in and to any and all patents which may be issued/granted on any and all said applications and any and all reissues thereof. To the extent that improvements made by other non-affiliates to the Systems Application Distributor Agreement Technology would improve the 3R’s Systems Application Distributor Agreement Products, such improvements shall be made part of this Systems Application Distributor Agreement. The 3R shall retain ownership of all improvements and intellectual property related to its Equipment.

6.2 3R covenants and agrees for itself and for its successors and assigns that, at Cyclone’s request, it will cause to be executed and delivered any applications, affidavits, assignments, and other instruments as may be deemed necessary or desirable to secure for or vest in Cyclone, its successors, legal representatives, or assigns, all right, title, and interest in and to any application, patent, or other right or property covered by this Section, including the right to apply for and obtain patents in foreign countries under the provisions of the International Convention; and 3R hereby requests and authorizes the United States Commissioner of Patents and Trademarks to issue any and all United States patents granted on the 3R Improvements, all divisions, reissues, and continuations thereof to Cyclone as owner of the entire right, title, and interest in and to the same, and authorize appropriately empowered officials of foreign countries to issue any letters patent granted on any patents and all divisions, reissues, and continuations thereof to Cyclone as owner of the entire right, title, and interest in and to the same.

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6.3 3R will not contest the validity or enforceability of any patents that issue from or as a result of any of the patents or patent applications for the Systems Application Distributor Agreement Technology or any continuations, divisional or continuations-in-part of such applications unless such patents or patent applications infringe on the 3R patents and patent applications. 3R will not assert as a defense in any litigation with respect to Systems Application Distributor Agreement Products that any patents that issue from or as a result of any of the patent applications (including any continuations, divisional, or continuations-in-part of such applications) are invalid or unenforceable, unless a court holding denotes such a result.

6.4 Cyclone has and will continue to have sole and absolute discretion to make decisions with respect to the procurement and prosecution of the patents and patent applications for the Systems Application Distributor Agreement Technology, including the right to abandon any such patent application. Cyclone’s abandonment of or any failure to obtain or maintain an issued patent originating from any of the patents or patent applications will not relieve or release 3R from its obligation to pay the Distributor Agreement Fees and Sales Prices provided in this Agreement, provided Cyclone can show that suitable rights to exclude competitors from practicing the Systems Application Distributor Agreement Technology are still in place to provide 3R a valuable right under the Systems Application Distributor Agreement in the Territory. Similarly, a holding or decision by a court of law that any such issued patent is invalid or unenforceable will not relieve or release 3R from its obligation to pay the Distributor Agreement Fees and Sales Price provided in this Agreement, pursuant to the same requirement of rights to exclude noted above. If any of such events occur, 3R must continue to pay any Systems Application Distributor Agreement Fees, Royalties, and Sales Price due during the Term. If Cyclone cannot show that suitable rights to exclude competitors from practicing the Systems Application Distributor Agreement Technology are still in place in the Territory after abandonment, invalidation, or unenforceability has occurred or been held by a court, then 3R may terminate this Agreement.

7. Default

7.1 If either party is in default of any material obligation under this Agreement, then the non- breaching party may give written notice thereof to the breaching party to cure the breach. If within 60 days after the date of such notice such default is not cured, then this Agreement will automatically terminate at the discretion of the non-breaching party and all rights and Systems Application Distributor Agreements under this Agreement will revert to the beneficial owner thereof prior to execution of the Agreement.

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7.2 This Agreement will terminate immediately if 3R is dissolved or liquidated. This Agreement will also terminate immediately absent an adequate written assurance of future performance if: (i) any bankruptcy or insolvency proceedings under any federal, national, or state bankruptcy or insolvency code or similar law, whether voluntary or involuntary, is properly commenced by or against 3R; or (ii) 3R becomes insolvent, is unable to pay debts as they come due or ceases to so pay, or makes an assignment for the benefit of creditors; or (iii) a trustee or receiver is appointed for any or all of 3R’s assets; or (iv) 3R does not make sales of the Engines in any three (3) month period after the first full year of the commercialization of the Engines.

7.3 Immediately after the expiration or termination of this Agreement for any reason:

(a) All rights of 3R granted hereunder will terminate and automatically revert to Cyclone, and 3R will discontinue all assembly and/or manufacturing of the Systems Application Distributor Agreement Technology and will no longer have the right to manufacture, sell or put into use the Systems Application Distributor Agreement Technology or any variation or simulation thereof for any purpose whatsoever;

(b) 3R will be permitted to sell and dispose of its remaining inventory of Engines on hand or in process on the date of such termination or expiration, for a period of one hundred twenty (120) days following the date of such expiration or termination (the “Sale Period”). 3R expressly agrees that it will not market or sell/use any Distributor Agreement Product after the end of the Sale Period;

(c) All sums owed by 3R to Cyclone will become due and payable immediately;

(d) 3R will not, following expiration or termination of the this Agreement, use Confidential Information to manufacture or sell Distributor Agreement Products anywhere in the world; and

(e) 3R retains no rights whatsoever to any of Cyclone’s Distributor Agreement Technology.

(f) These restrictions on 3R shall survive in perpetuity the termination of this Agreement including after the expiration of Cyclone’s Patents. In such case, 3R may not manufacture or sell Engines that would have been in violation of Cyclone’s patent rights without negotiating and paying to Cyclone a reasonable royalty.

7.4 Notwithstanding the foregoing, or any other provisions of this Agreement to the contrary, Sections 4, 5, 6, 7 and 9 will survive the expiration or termination of this Agreement.

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8. Risk of Loss

8.1 Both parties will acquire and maintain at their sole cost and expense throughout the term of this Agreement, and for a period of five (5) years following the termination or expiration of this Agreement, any and all Insurance as required to sale or manufacture under this Agreement including but not limited to: Comprehensive General Liability Insurance, including product liability, advertiser’s liability (1986 ISO form of advertising injury rider), contractual liability and property coverage, including property of others, (hereinafter collectively, “Comprehensive Insurance”) underwritten by an insurance company qualified to cover liability associated with activities in the Territory of this Agreement (with respect to Cyclone, in the U.S., or such other territory where it manufactures the engines). This insurance coverage will provide liability protection of not less than $2,000,000 combined single limit for personal injury and property damage including products/completed operations coverage (on a per occurrence basis) with the other party named as an additional insured party on the general liability coverage and as loss payee on the property coverage, and the policy will purport to provide adequate protection for 3R and Cyclone against any and all claims, demands, causes of action or damages, including attorney’s fees, arising out of this Agreement including, but not limited to, any alleged defects in, or any use of, the Distributor Agreement Products or the Distributor Agreement Technology. Copies to be supplied as required.

8.2 In the event of cancellation of any insurance required to be carried by a party under this Agreement, the other party will be notified thirty (30) days prior to cancellation of same. Should the cancellation be due to dissolution or like problems with the insurance company, then the insured party shall have a suitable amount of time to secure suitable insurance coverage, not to exceed sixty (60) days after notice of cancellation occurs. Should the cancellation be due to failure to pay premiums or like financial problems of 3R then Cyclone will have the right to terminate this Agreement if 3R does not secure proper insurance coverage at the end of the above-noted thirty (30) day notification period.

8.3 Risk of loss shall be attributed to the parties as follows:

(a) Cyclone shall be responsible for losses resulting from faulty design of its component of the Distributor Agreement Products, faulty manufacturing of engine parts for the Distributor Agreement Products delivered to 3R, faulty assembly of the Distributor Agreement Products (to the extent performed by Cyclone on behalf of 3R), and incorrect information about the Technology or Distributor Agreement Products delivered to 3R that is reasonably and prudently relied upon by 3R.

(b) 3R shall be responsible for faulty assembly of the Distributor Agreement Products (to the extent performed by 3R and not based on incorrect information supplied by Cyclone), faulty installation of the Distributor Agreement Products into 3R’s wood/biomass fuel CHP equipment, and all operation, use, customer training and maintenance of the Distributor Agreement Products once installed in the 3R’s wood/biomass fuel CHP equipment (provided the loss is not shown to result from one of Cyclone’s responsibilities in Section 8.3(a) above).

(c) 3R assumes sole responsibility for any commitments, obligations, or representations made by it in connection with the use, sale, manufacture, importation, offer to sell, distribution, operation, etc., of its wood/biomass fuel CHP equipment , and Cyclone will have no liability to 3R, or any third parties, with respect to economic and/or personal injury, including wrongful death, caused by or resulting from the use of the 3R’s wood/biomass fuel CHP equipment by 3R, its agents, employees, or customers, subject to the provisions of this Section 8.3.

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8.4 3R agrees to indemnify, defend and hold harmless Cyclone, its shareholders, officers, directors, employees, consultants, affiliates, successors and assigns from and against any and all expenses, damages, proceedings, direct or consequential claims, liabilities, suits, actions, causes of action of any character or nature, penalties, fines, judgments or expenses (including all attorneys’ fees), arising out of, or related to 3R’s responsibilities in Section 8.3 above, and/or 3R’s performance or breach of this Agreement.

8.5 Cyclone agrees to indemnify, defend and hold harmless 3R, its shareholders, officers, directors, employees, affiliates, successors and assigns from and against any and all expenses, damages, proceedings, direct or consequential claims, liabilities, suits, actions, causes of action of any character or nature, penalties, fines, judgments or expenses (including all attorneys’ fees), arising out of, or related to Cyclone’s responsibilities in Section 8.3, above.

8.6 The indemnity provisions of this Section 8 will survive the expiration or termination of this Agreement.

8.7 BOTH PARTIES ACKNOWLEDGE THAT IN NO EVENT WILL ONE PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGE, LOSS OR EXPENSE, EVEN IF BOTH PARTIES HAVE BEEN ADVISED OF THEIR POSSIBLE EXISTENCE.

9. Confidentiality

9.1 Confidential Information means information in oral, electronic, and/or written form that (a) relates to the Systems Application Distributor Agreement Technology, including, without limitation past, present and future research, development, business activities, products, and services, and (b) has been identified, either orally, electronic, or in writing, as confidential by either party. Confidential Information shall also mean information provided by either of the parties to the other regarding its technology, systems engineering, business and marketing plans, and any other materials identified, either orally, electronic, or in writing.

9.2 The receiving party may use the Confidential Information only for the purpose of producing the Distributor Agreement Products or as otherwise indicated or contemplated by this Agreement. The receiving party will not, at any time, use the Confidential Information in any other fashion, form, or manner for any other purpose.

9.3 The receiving party agrees not to disclose the Confidential Information in any manner to anyone other than persons within its organization who have a need to know for the purpose set forth above and who have acknowledged in writing the obligations hereunder and have agreed to abide by the terms hereof. Under no circumstances will the receiving party disclose the Confidential Information to any third party, unless authorized by the disclosing party.

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9.4 Any Confidential Information in whatever form is the property of the disclosing party and will remain so at all times. The receiving party may not copy any Confidential Information for any purpose without the express prior written consent of the disclosing party, and if consent is granted, any such copies will retain such proprietary rights notices as appear on the original thereof. Any copies of the Confidential Information that the disclosing party may have permitted the other party to make, or other written materials incorporating Confidential Information, will be the sole property of the disclosing party and must be returned to it or destroyed upon the first to occur of (a) termination or expiration of this Agreement or (b) request by the disclosing party.

9.5 Nothing in this Section will prohibit or limit the receiving party’s use of information it can demonstrate is (i) previously known to the receiving party, (ii) independently developed by the receiving party, (iii) acquired by the receiving party from a third party not under similar nondisclosure obligations to the disclosing party, or (iv) which is or becomes part of the public domain through no breach by the receiving party of this Agreement.

9.6 The receiving party acknowledges that the Confidential Information disclosed and/or made available to it hereunder is owned solely by the disclosing party and that the threatened or actual breach of this Agreement would cause irreparable injury to the disclosing party, for which monetary damages would be inadequate. Accordingly, the receiving party agrees that the disclosing party is entitled to an immediate injunction enjoining any such breach or threatened breach of this Agreement, subsequent to the posting of a suitable bond with the court of pertinent jurisdiction. The receiving party agrees to be responsible for all costs, including reasonable attorneys’ fees, incurred by the disclosing party in any action enforcing the terms of this Section.

9.7 The receiving party will promptly advise the disclosing party in writing of any unauthorized use or disclosure of Confidential Information of which the receiving party becomes aware and will provide reasonable assistance to the disclosing party to terminate such unauthorized use or disclosure.

9.8 This confidentiality section shall supersede all prior agreements pertaining to confidential information between Cyclone and 3R or a preceding person or entity working to initiate and/or negotiate the terms of this Agreement.

10. Miscellaneous

10.1 Nothing contained in this Agreement will be construed as conferring by implication, estoppel, or otherwise, upon any party Systems Application Distributor Agreement hereunder, any Systems Application Distributor Agreement or other right under any patent except the Systems Application Distributor Agreement and rights expressly granted herein.

10.2 3R will conspicuously mark directly on each Systems Application Distributor Agreement Product it manufactures or sells that the Systems Application Distributor Agreement Product is covered by the Cyclone’s patent, including the numbers and other identifying information for which will be provided to 3R.

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10.3 All notices required by this Agreement will be in writing and sent by certified mail, return receipt requested, by hand or overnight courier, to the addresses set forth on the initial page, with copies to the Legal Contacts set forth in the Specific Systems Application Distributor Agreement Terms, unless either party will at any time by notice in writing designate a different address. Notice will be effective three days after the date officially recorded as having been deposited in the mail or upon receipt by hand delivery or the next day by overnight courier.

10.4 3R shall not assign, convey, encumber, or otherwise dispose of any of its rights or obligations under this Agreement without the prior written consent of Cyclone, which consent shall not be unreasonably delayed or withheld, and any such purported assignment will be invalid.

10.5 No term of this Agreement will be deemed waived, and no breach of this Agreement excused, unless the waiver or consent is in writing signed by the party granting such waiver or consent.

10.6 If any term or provision of this Agreement is determined to be illegal or unenforceable, such term or provision will be deemed stricken or reduced to a legally enforceable construction, and all other terms and provisions will remain in full force and effect.

10.7 This Agreement represents the entire agreement of the parties replacing any earlier agreements concerning the same matters. It may only be modified by a subsequent writing signed by the parties hereto.

10.8 Each party is acting as an independent contractor and not as an agent of the other party. Nothing contained in this Agreement will be construed to confer any authority upon either party to enter into any commitment or agreement binding upon the other party.

10.9 This Agreement, including its formation, all of the parties’ respective rights and duties in connection herewith and all disputes that might arise from or in connection with this Agreement or its subject matter, will be governed by and construed in accordance with the laws of the State of Florida, the United States of America, without giving effect to that State’s conflict of laws rules. If any controversy, dispute or disagreement arises from this Agreement, the parties agree to first attempt to settle such by arbitration in accordance with the rules of the American Arbitration Association. In such case, the decision of the arbitrator or arbitrators shall be binding and final, and may be entered as a judgment and enforced by any court having jurisdiction. The prevailing party in any action shall be entitled to receive reimbursement for reasonable attorneys’ fees, court/arbitration costs, and disbursements incurred in connection with such controversy, dispute or disagreement. Should the need arise to determine any reimbursement issues, the parties will be subject to the exclusive jurisdiction of courts located in Broward County, Florida, and their applicable courts of appeal, each party agreeing to such jurisdiction exclusively.

IN WITNESS WHEREOF, the parties have caused this Systems Application Distributor Agreement, comprised of these Specific Systems Application Distributor Agreement Terms and the Standard Terms and Conditions to be executed by their duly authorized officers on the respective dates hereinafter set forth.

CYCLONE POWER TECHNOLOGIES, INC.

Company: 3R Denmark

By:	Company:
Name:
Date:	By:
Name:
Date

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SPECIFICATIONS SHEET FOR DELIVERY OF MARK 3 [TO BE DISCUSSED]

Beta Engines: Cyclone will deliver to 3R one (1) Beta Engines, materially conforming to the following specifications, unless the parties subsequently amend these specifications in writing:

Mark 3 block, high/low pressure pump, fuel control to hook to 3R

Use: to integrate into their wood/biomass furnace to produce power

Required HP (gross): 25 HP

Required Temperature and Pressure for engine to run at rated HP: 1000 PSI and 1000 °F

Required operating RPM range: up to 3600 RPM

Alignment: to operate vertically.

Other: ship to Denmark

Beta Engines endurance testing:

Run at Cyclone for a minimum of 5 hours prior to delivery to 3R.

Acceptance Testing: 3R will use the Beta delivery engine to test usability of the engine in its equipment (Acceptance Testing). Integration of the engine with 3R equipment will be done by 3R engineers, with reasonable assistance from Cyclone.

Required Cyclone Engineer at 3R facility: All expenses including travel paid by 3R and $500 USD per day from departure to arrival in Florida.

Commercialization of Engines: Cyclone will manufacture engines through one or more of its contractors for use only by 3R outside of China and Africa, which will then be shipped to 3R in China for assembly and integration with their wood/biomass furnace integration for combined heat and power systems. 3R will manufacture the Cyclone engine for their systems for sells in China and Africa.

Safety and insurance certifications (i.e., UL) for the engines required by 3R for its specific use, and in the geographic territories in which it operates, shall be the responsibility of 3R.

System level modifications and certifications for 3R equipment shall be the responsibility of 3R (with Cyclone’s reasonable assistance).

Initials: ________________

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